     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1998

                                                        Registration No. 333-
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ______________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________

                       THE WASHINGTON WATER POWER COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          WASHINGTON                                        91-0462470
(STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

                            1411 EAST MISSION AVENUE
                        SPOKANE, WASHINGTON  99202-2600
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)


                       THE WASHINGTON WATER POWER COMPANY
                            LONG-TERM INCENTIVE PLAN
                            (FULL TITLE OF THE PLAN)

                                JON E. ELIASSEN
           SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER & TREASURER
                       THE WASHINGTON WATER POWER COMPANY
                            1411 EAST MISSION AVENUE
                        SPOKANE, WASHINGTON  99202-2600
                                 (509) 489-0500
(NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             ______________________

                                    COPY TO:

                           LINDA A. SCHOEMAKER
                             PERKINS COIE LLP
                      1201 THIRD AVENUE, 40TH FLOOR
                     SEATTLE, WASHINGTON  98101-3099

                             ______________________

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
                                                                                            PROPOSED MAXIMUM
            TITLE OF SECURITIES           NUMBER TO BE         PROPOSED MAXIMUM            AGGREGATE OFFERING         AMOUNT OF
             TO BE REGISTERED             REGISTERED(1)   OFFERING PRICE PER SHARE(2)           PRICE(2)           REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value                  2,500,000               $22.47                    $56,175,000              $16,572
-----------------------------------------------------------------------------------------------------------------------------------

Preferred Share Purchase Rights             2,500,000(3)
-----------------------------------------------------------------------------------------------------------------------------------


(1) Together with an indeterminate number of additional shares (including the associated Preferred Share Purchase Rights) which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding Common Stock.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee. The price per share is estimated to be $22.47 based on the average of the reported high ($22.625) and low ($22.3125) sales prices for the Common Stock on the consolidated transaction reporting system as reported in The Wall Street Journal on June 24, 1998.

(3) The Preferred Share Purchase Rights are appurtenant to and will trade with the Common Stock.

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration
Statement:

          (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

          (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and the Registrant's Current Report on Form 8-K dated June 2, 1998, and any other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment, which indicates that the securities offered hereby have been sold or which deregister the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

ITEM 4.  DESCRIPTION OF COMMON STOCK

     The authorized capital stock of the Company consists of 10,000,000 shares of Preferred Stock, cumulative, without nominal or par value, which is issuable in series, and 200,000,000 shares of Common Stock without nominal or par value. Following is a brief description of certain of the rights and privileges of the Common Stock of the Company. For a complete description, reference is made to the Company's Restated Articles of Incorporation, as amended (the "Articles"), and to the laws of the State of Washington. The following summary, which does not purport to be complete, is qualified in its entirety by such reference.

     DIVIDEND RIGHTS

     After full provision for all Preferred Stock dividends declared or in arrears, the holders of Common Stock of the Company are entitled to receive such dividends as may be lawfully declared from time to time by the Board of Directors of the Company.

     VOTING RIGHTS

     The holders of the Common Stock have sole voting power, except as indicated below or as otherwise provided by law, and each holder of Common Stock is entitled to vote cumulatively for the election of directors. If dividends payable on any shares of Preferred Stock shall be in arrears in an amount equal to the aggregate amount of dividends accumulated on such shares of Preferred Stock over the 18-month period ended on such date, the holders of such stock become entitled, as one class, to elect a majority of the Board of Directors, which right does not cease until all defaults in the payment of dividends on the Preferred Stock shall have been cured. In addition, the consent of various proportions of the Preferred Stock at the time outstanding is required to adopt any amendment to the Articles which would authorize any new class of stock ranking prior to or on a parity with the Preferred Stock as to certain matters, to increase the authorized number of shares of the Preferred Stock or to change any of the rights or preferences of outstanding Preferred Stock.

     CLASSIFIED BOARD OF DIRECTORS

     Both the Articles and the Company's Bylaws, as amended (the "Bylaws"), provide for a Board of Directors divided into three classes, each of which will generally serve for a term of three years, with only one class of directors being elected in each year. The Articles and Bylaws also provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the Common Stock. The Articles and Bylaws further require an affirmative vote of the holders of at least 80% of the Common Stock to alter, amend or repeal the provisions relating to the classification of the Board of Directors and the removal of members from, and the filling of vacancies on, the Board of Directors.

     CHANGE IN CONTROL

     The Articles contain a "fair price" provision which requires the affirmative vote of the holders of at least 80% of the Common Stock for the consummation of certain business combinations, including mergers, consolidations, recapitalizations, certain dispositions of assets, certain issuances of securities, liquidations and dissolutions involving the Company and a person or entity who is or, under certain circumstances, was, a beneficial owner of 10% or more of the outstanding shares of Common Stock (an "Interested Shareholder") unless (a) such business combination shall have been approved by a majority of the directors unaffiliated with the Interested Shareholder or (b) certain minimum price and procedural requirements are met. The Articles provide that the "fair price" provision may be altered, amended or repealed only by the affirmative vote of the holders of at least 80% of the Common Stock.

     PREFERRED SHARE PURCHASE RIGHTS

     Reference is made to the Rights Agreement, dated as of February 16, 1990, as amended (the "Rights Agreement"), between the Company and The Bank of New York, successor Rights Agent to First Chicago Trust Company of New York, filed with the Commission. The following statements are qualified in their entireties by such reference.

     The Company has adopted a shareholder rights plan pursuant to which holders of Common Stock outstanding on March 2, 1990 or issued thereafter have been granted one preferred share purchase right (a "Right") on each outstanding share of Common Stock. The description and terms of Rights are set forth in the Rights Agreement. Certain of the capitalized terms used in the following description have the meanings set forth in the Rights Agreement.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company prior to the time that a person or group has acquired beneficial ownership of 10% or more of the Common Stock since until such time the Rights may be redeemed as hereinafter described.

     Each Right, initially evidenced by and traded with the shares of Common Stock, entitles the registered holder to purchase one two-hundredth of a share of Preferred Stock of the Company, without par value (the "Preferred Shares"), at an exercise price of $40, subject to certain adjustments, regulatory approval and other specified conditions. The Rights will be exercisable only if a person or group acquires 10% or more of the Common Stock or announces a tender offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the Common Stock.

     If any person or group acquires 10% or more of the outstanding Common Stock, each Right will entitle its holder (other than such person or members of such group), subject to regulatory approval and other specified conditions, to purchase that number of shares of Common Stock or Preferred Shares having a market value of twice the Right's exercise price. In addition, in the event that any person or group has acquired 10% or more of the outstanding Common Stock or the Company consolidates or merges with or into, or sells 50% or more of its assets or earning power to, any person or group, or engages in certain "self dealing" transactions with any person or group owning 10% or more of the outstanding Common Stock, proper provision will be made so that each Right would thereafter entitle its holder to purchase the number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

     At any time after a person or group acquires more than 10% but less than 50% of the outstanding Common Stock, the Board of Directors of the Company may, subject to any necessary regulatory approval, require each outstanding Right to be exchanged for one share of Common Stock or cash, securities or other assets having a value equal to the market value of one share of Common Stock.

     The Rights may be redeemed, at a redemption price of $.005 per Right, by the Board of Directors of the Company at any time until any person or group has acquired 10% or more of the Common Stock. Under certain circumstances, the decision to redeem the Rights will require the concurrence of a majority of the Continuing Directors. Rights will expire on February 16, 2000.

     LIQUIDATION RIGHTS

     In the event of any liquidation of the Company, after satisfaction of the preferential liquidation rights of the Preferred Stock, the holders of the Common Stock would be entitled to share ratably in all assets of the Company available for distribution to shareholders.

     PRE-EMPTIVE RIGHTS

     No holder of any stock of the Company has any pre-emptive rights.

     MISCELLANEOUS

     The presently outstanding shares of Common Stock of the Company are fully paid and nonassessable.

     The Common Stock of the Company is listed on the New York and Pacific Stock Exchanges.

     The New York Transfer Agent and Registrar for the Common Stock is The Bank of New York, 101 Barclay Street, 11th Floor, New York, New York 10286. The Company, P.O. Box 3647, Spokane, Washington 99220-3647, is an additional Transfer Agent and Registrar for the Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Seventh of the Articles provides, in part, as follows:

     "The Corporation shall, to the full extent permitted by applicable law, as from time to time in effect, indemnify any person made a party to, or otherwise involved in, any proceeding by reason of the fact that he or she is or was a director of the Corporation against judgments, penalties, fines, settlements and with any such proceeding. The Corporation shall pay any reasonable expenses incurred by a director in connection with any such proceeding in advance of the final determination thereof upon receipt from such director of such undertakings for repayment as may be required by applicable law and a written affirmation by such director that he or she has met the standard of conduct necessary for indemnification, but without any prior determination which would otherwise be required by Washington law, that such standard of conduct has been met. The Corporation may enter into agreements with each director obligating the Corporation to make such indemnification and advances of expenses as are contemplated herein. Notwithstanding the foregoing, the Corporation shall not make any indemnification or advance which is prohibited by applicable law. The rights to indemnity and advancement of expenses granted herein shall continue as to any person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person."

     The Company has entered into indemnification agreements with each director as contemplated in Article Seventh of the Articles.

     Article IX of the Company's Bylaws contains a similar provision to that contained in the Articles and in addition, provides, in part, as follows:

     "Section 2. LIABILITY INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is, or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the laws of the State of Washington."

     Reference is made to Washington Business Corporation Act 23B.08.510, which sets forth the extent to which indemnification is permitted under the laws of the State of Washington.

     Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Company out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

ITEM 8.  EXHIBITS

Exhibit
Number                                 Description
-------   ----------------------------------------------------------------------
  5.1 Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

 23.1     Consent of Deloitte & Touche LLP
 23.2     Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
 24.1     Power of Attorney (see signature page)
 99.1     The Washington Water Power Company Long-Term Incentive Plan

ITEM 9.  UNDERTAKINGS

  A.  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on this 26th day of June, 1998.

                                    THE WASHINGTON WATER POWER COMPANY

                                         /s/ Jon E. Eliassen
                                     ___________________________________________
                                     By: Jon E. Eliassen
                                         Senior Vice President, Chief Financial
                                         Officer and Treasurer

     The Registrant hereby appoints W. Lester Bryan and J.E. Eliassen as its attorneys-in-fact to sign in its name and behalf, and to file with the Commission, any and all amendments, including post-effective amendments, to this Registration Statement, and each director and/or officer of the Registrant whose signature appears below hereby authorizes W. Lester Bryan and J.E. Eliassen, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file with the Commission, any and all such amendments to this Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 26th day of June, 1998.

          SIGNATURE                                    TITLE
          ---------                                    -----

     /s/ Paul A. Redmond             Chairman of the Board and Chief Executive
_____________________________        Officer (Principal Executive Officer)
       Paul A. Redmond


     /s/ W. Lester Bryan             President, Chief Operating Officer and
_____________________________        Director
       W. Lester Bryan


     /s/ Jon E. Eliassen             Senior Vice President, Chief Financial
_____________________________        Officer and Treasurer (Principal Financial
       Jon E. Eliassen               and Accounting Officer)


     /s/ David A. Clack
_____________________________        Director
       David A. Clack


    /s/ Sarah M.R. Jewell
_____________________________        Director
      Sarah M.R. Jewell

      /s/ John F. Kelly
_____________________________        Director
        John F. Kelly


_____________________________        Director
       Eugene W. Meyer


_____________________________        Director
       Bobby Schmidt


_____________________________        Director
      Larry A. Stanley


     /s/ R. John Taylor
_____________________________        Director
       R. John Taylor

                               INDEX TO EXHIBITS

Exhibit
Number                                 Description
-------   ----------------------------------------------------------------------
  5.1 Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
 23.1     Consent of Deloitte & Touche LLP
 23.2     Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
 24.1     Power of Attorney (see signature page)
 99.1     The Washington Water Power Company Long-Term Incentive Plan